EXHIBIT 5.1

     [LETTERHEAD OF DAVIS, GRAHAM & STUBBS LLP APPEARS HERE]

                                   June 19, 1996
MS Financial, Inc.
715 South Pear Orchard Road
Suite 300
Ridgeland, Mississippi  39157

                           Re: Sale of Shares of Common Stock Pursuant to Registration Statement on Form S-8

Ladies and Gentlemen:

           We have acted as counsel to MS Financial, Inc. (the "Company") in connection with the registration by the Company of 1,427,776 shares of Common Stock, par value $.001 per share (the "Shares"), described in the Registration Statement on Form S-8 of the Company, being filed with the Securities and Exchange Commission concurrently herewith. In such connection, we have examined certain corporate records and proceedings of the Company including actions taken by the Company's Board of Directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold as contemplated by the Registration Statement and in accordance with the employee benefit plans covered thereby, will be legally issued, fully paid and non-assessable shares of capital stock of the Company.

         We hereby consent to be named in the Registration Statement, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares and to the filing of this Opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           Davis, Graham & Stubbs LLP
                                           DAVIS, GRAHAM & STUBBS LLP